Exhibit 99.B(m)(1)

FORM OF PAX WORLD FUNDS SERIES TRUST I
ESG MANAGERS ASSET ALLOCATION PORTFOLIOS

 Class [—] Distribution Plan

This Plan (the “Plan”) constitutes the distribution plan relating to the Class [—] shares (the “Shares”) of each ESG Managers Asset Allocation Portfolio (each a “Fund” and collectively, the “Funds”) of Pax World Funds Series Trust I (the “Trust”).

Section 1.  Each Fund will pay to the principal underwriter of the Shares of the Trust or such other person as shall from time to time be designated by such principal underwriter (the “Distributor”), a fee (the “Distribution Fee”) at an annual rate not to exceed [0.—%] of such Fund’s average daily net assets attributable to the Shares of such Fund.  Subject to such limit and subject to the provisions of Section 6 hereof, the Distribution Fee shall be as approved from time to time by (a) the Board of Trustees (the “Board”) of the Trust and (b) the Independent Trustees.  The Distribution Fee shall be accrued daily and paid monthly or at such other intervals as the Board shall determine.  The Distributor may pay all or any portion of the Distribution Fee to securities dealers or other organizations (including, but not limited to, any affiliate of the Distributor) as commissions, asset-based sales charges or other compensation with respect to the sale of the Shares of such Fund, or for providing personal services to investors in the Shares of such Fund and/or the maintenance of shareholder accounts, and may retain all or any portion of the Distribution Fee as compensation for the Distributor’s services as principal underwriter of the Shares of such Fund.

Section 2.  This Plan shall continue in effect for a period of more than one year only so long as such continuance is specifically approved at least annually by votes of the majority (or whatever other percentage may from time to time be required by Section 12(b) of the Investment Company Act of 1940, its successor or the rules and regulations promulgated under either of the foregoing) of both (a) the Board and (b) the Independent Trustees, cast in person at a meeting called for the purpose of voting on this Plan and/or the Trust’s distribution agreement with the principal underwriter of the Shares of the Trust.

Section 3.  Any person authorized to direct the disposition of monies paid or payable by the Funds pursuant to this Plan or any related agreement shall provide to the Board, and the Board shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

Section 4.  This Plan may be terminated at any time as to any Fund by vote of a majority of the Independent Trustees, or by vote of a majority of the outstanding Shares of such Fund.

Section 5.  All agreements with any person relating to the implementation of this Plan shall be in writing, and any agreement related to this Plan shall provide:

A.                                   That such agreement may be terminated with respect to any Fund at any time, without payment of any penalty, by vote of a majority of the Independent Trustees or by vote of a majority of the outstanding Shares of such Fund, on not more than 60 days’ written notice to the other parties to the agreement; and

B.                                     That such agreement shall terminate automatically in the event of its assignment.

Section 6.  This Plan may not be amended to increase materially the amount of expenses payable for distribution hereunder without approval by a vote of at least a majority of the outstanding Shares of each Fund, and all material amendments of this Plan shall be approved in the manner provided for continuation of this Plan in Section 2.

Section 7.  As used in this Plan, (a) the term “Independent Trustees” shall mean those members of the Board who are not interested persons of the Trust and who have no direct or indirect financial interest in the operation of this Plan or any agreements related to it, (b) the terms “assignment” and “interested person” shall have the respective meanings specified in the Investment Company Act of 1940, as it may from time to time be amended, and in the rules and regulations thereunder, and (c) the term “majority of the outstanding Shares of such Fund” shall have the meaning specified in the Investment Company Act of 1940, as it may be amended from time to time, for the term “majority of the outstanding voting securities” of a fund, all subject to such exemptions as have been or may from time to time be granted by the Securities and Exchange Commission.